Exhibit 99(a)(3)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is being made in the United States solely by the Offer Document dated February 17, 2012, and the related Form of Acceptance (as defined below) and will not be made to (nor will tenders be accepted from or on behalf of) holders of CryptoLogic Shares (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Amaya Gaming Group Inc. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Recommended Cash Offer

for

All Issued and to be Issued Ordinary Shares

of

CryptoLogic Limited

at

$2.535

for every Ordinary Share

by

Amaya Gaming Group Inc.

Amaya Gaming Group Inc., a company organized under the laws of the Canadian province of Quebec (“Amaya”), is offering to purchase all issued and to be issued ordinary shares of CryptoLogic Limited (“CryptoLogic Shares”), a company incorporated in Guernsey (“CryptoLogic”), at $2.535 each, on the terms and subject to the conditions set forth in the Offer Document dated February 17, 2012 (the “Offer Document”), and in the related Form of Acceptance, Election and Authority (“Form of Acceptance” which, together with the Offer Document and any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL ACCEPTANCE PERIOD. THE INITIAL ACCEPTANCE PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT THE TIME ON THE DATE (NOT BEING BEFORE 3:00 P.M. (LONDON TIME), 10:00 A.M. (TORONTO TIME), ON MARCH 28, 2012 (OR ANY EXTENSION OF SUCH TIME AND DATE MADE BY AMAYA)) ON WHICH AMAYA DECLARES THAT THE OFFER IS WHOLLY UNCONDITIONAL AND THAT IT WILL TAKE UP THE CRYPTOLOGIC SHARES TENDERED. AT THE CONCLUSION OF THE INITIAL ACCEPTANCE PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT ACCEPTANCE PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF CRYPTOLOGIC SHARES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER FROM THE DATE OF THIS ANNOUNCEMENT UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL ACCEPTANCE PERIOD, BUT NOT DURING THE SUBSEQUENT ACCEPTANCE PERIOD EXCEPT IN LIMITED CIRCUMSTANCES. IN NO CIRCUMSTANCES WILL AMAYA DECLARE THAT THE OFFER IS WHOLLY UNCONDITIONAL PRIOR TO THE TIME AND DATE ON WHICH THE INITIAL ACCEPTANCE PERIOD IS OTHERWISE STATED TO EXPIRE.

The Board of Directors of CryptoLogic (the “CryptoLogic Board”) considers the terms of the Offer to be fair and reasonable. Accordingly, the CryptoLogic Board unanimously recommends that holders of CryptoLogic Shares accept the Offer.

The Offer is conditional upon, among other things, valid acceptances being received (and not, where permitted, being withdrawn) by 3:00 p.m. (London time), 10:00 a.m. (Toronto time) on March 28, 2012, or such later time(s) and/or date(s) as Amaya may, subject to the rules of the City Code on Takeovers and Mergers (the “City Code”), Canadian securities laws and US securities laws, decide in respect of not less than 50 percent of the CryptoLogic Shares to which the Offer relates, including for this purpose (to the extent, if any, required by the Panel on Takeovers and Mergers (the “Panel”)) any voting rights attaching to any CryptoLogic Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances pursuant to the exercise of any outstanding conversion, option or subscription rights or otherwise.

Amaya reserves the right (but will not be obliged, other than as may be required by the City Code or the Ontario Securities Commission (the “OSC”) and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable) at any time or from time to time to extend the Offer and, in such event, any decision to extend the Offer will be publicly announced by 9:00 a.m. (London time) in the United Kingdom and 4:00 a.m. (Toronto time) in Canada and the United States on the business day following the day on which the Offer was due to expire. Except with the consent of the Panel, the Initial Acceptance Period for acceptances and withdrawals may not extend beyond 3:00 p.m. (London time), 10:00 a.m. (Toronto time), on the 60th day after commencement.

If the Offer becomes or is declared unconditional, the tendered CryptoLogic Shares shall be deemed to be accepted for payment and the consideration for CryptoLogic Shares so purchased pursuant to the Offer will be paid, with respect to acceptances received during the Initial Acceptance Period, within 3 business days after the expiration of the Initial Acceptance Period. Following expiration of the Initial Acceptance Period, Amaya will provide a Subsequent Acceptance Period of at least 14 calendar days, during which time acceptances of the Offer may be received. With respect to acceptances received during the Subsequent Acceptance Period, consideration for those securities will be paid within 3 business days of receipt of acceptance.

Payment for CryptoLogic Shares purchased pursuant to the Offer will be made only after timely receipt by Equity Financial Trust Company, in its capacity as the “Receiving Agent” for the Offer in Canada and the United States and by Capita Registrars, in its capacity as the “Escrow Agent” for the Offer in Guernsey, the United Kingdom and for Overseas Shareholders (as defined in the Offer Document), of (i) certificates representing the CryptoLogic Shares, or timely confirmation of Book-Entry Transfer (as defined in the Offer Document) or TTE instruction (as defined in the Offer Document) of such CryptoLogic Shares into the Receiving Agent’s or Escrow Agent’s account, as applicable, pursuant to the terms set forth in the Offer Document, (ii) the Form of Acceptance (in the case of acceptances relating to CryptoLogic

Shares in certificated form) properly completed and duly executed, and (iii) any other documents required by the Form of Acceptance. Unless they elect to receive Canadian dollars or pounds sterling, holders of CryptoLogic Shares will receive cash consideration in US dollars. Under no circumstances will interest on the purchase price of CryptoLogic Shares be paid by Amaya because of any delay in paying for any CryptoLogic Shares.

If all of the conditions to the Offer have been either satisfied, fulfilled, or to the extent permitted, waived, and Amaya has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 90 percent of the CryptoLogic Shares to which the Offer relates, Amaya will be entitled and intends to acquire the remaining CryptoLogic Shares on the same terms as the Offer pursuant to the compulsory acquisition procedures set forth in the Companies (Guernsey) Law, 2008 or the memorandum of incorporation and the articles of incorporation of CryptoLogic.

Acceptances of the Offer may be withdrawn pursuant to the procedures set out below at any time from the date of this announcement until the latest time specified for receipt of acceptances on the last day of the Initial Acceptance Period and in certain other limited circumstances described in the Offer Document. CryptoLogic Shares in respect of which acceptances have been received during the Initial Acceptance Period and not validly withdrawn during the Initial Acceptance Period, and CryptoLogic Shares in respect of which acceptances have been received during the Subsequent Acceptance Period, may not be withdrawn, except in certain limited circumstances described in the Offer Document. To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the Receiving Agent or the Escrow Agent) to whom the acceptance was originally sent at one of the addresses set forth in the Offer Document and must specify the name of the person who has tendered the CryptoLogic Shares, the number of CryptoLogic Shares to be withdrawn and (if share certificates have been delivered) the name of the registered holder, if different from the name of the person whose acceptance is to be withdrawn. If CryptoLogic Shares have been delivered pursuant to the procedures for Book-Entry Transfer set forth in the Offer Document, any notice of withdrawal must specify the name and number of account at CDS or DTC (each, as defined in the Offer Document) to be credited with the withdrawn CryptoLogic Shares and must otherwise comply with the procedures of CDS or DTC, respectively. In the case of CryptoLogic Shares held in CREST (as defined in the Offer Document), an accepting holder of CryptoLogic Shares may withdraw his acceptance through CREST by sending (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends (in each case, as defined in the Offer Document)) an ESA instruction (as defined in the Offer Document) to settle in CREST in relation to each Electronic Acceptance (as defined in the Offer Document) to be withdrawn. All questions as to the validity (including the time of receipt) of any notice of withdrawal will be determined by Amaya, whose determination (except as required by the Panel) shall be final and binding.

The exchange of CryptoLogic Shares for cash consideration pursuant to the Offer will be a taxable transaction for US federal income tax purposes. In general, a US Holder (as defined in the Offer Document) that exchanges CryptoLogic Shares for cash pursuant to the Offer will recognize a gain or loss on the exchange of its CryptoLogic Shares in an amount equal to the difference, if any, between (i) the amount of cash received in the Offer and (ii) the US Holder’s adjusted tax basis in the CryptoLogic Shares exchanged therefor. See the Offer Document for more information on calculating the amount realized as well as other US federal income tax consequences of accepting the Offer, including any potential foreign currency gains or losses.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer Document and incorporated herein by reference. The Offer Document, the Form of Acceptance and related materials are being mailed to holders of record of CryptoLogic Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear as holders of record, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of CryptoLogic Shares.

To the extent permitted by applicable law, in accordance with the City Code, normal UK market practice and Rule 14e-5 under the Exchange Act, Canaccord Genuity Limited and/or its affiliates will continue to act as connected exempt market makers or connected exempt principal traders in CryptoLogic Shares on the London Stock Exchange. Information regarding such activities which is required to be made public in the United Kingdom pursuant to the City Code is reported to a Regulatory Information Service of the UK Listing Authority (as defined in the Offer Document). This information will also be made available to US Holders by contacting the Information Agent at the telephone number listed below.

In addition, in accordance with the provisions of the City Code and to the extent permitted by applicable law, Amaya or its nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, CryptoLogic Shares outside the United States during the period in which the Offer remains open for acceptance. To the extent such purchases are permissible under the Exchange Act, such purchases, or arrangements to purchase, may occur in the normal course on a published market. This information will be disclosed in the United States through amendments to Amaya’s Tender Offer Statement on Schedule TO on file with the Securities and Exchange Commission (the “SEC”) to the extent that such information is made public in the United Kingdom pursuant to the City Code or in Canada pursuant to applicable Canadian securities laws. Free copies of the Tender Offer Statement are available on the SEC’s website at http://www.sec.gov.

The Offer Document, the Form of Acceptance and related materials contain important information which should be read carefully before any decisions are made with respect to the Offer.

Requests for assistance or copies of the Offer Document, the Form of Acceptance and all other related materials may be directed to the Information Agent in accordance with information set forth below, and copies will be furnished promptly at Amaya’s expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of CryptoLogic Shares pursuant to the Offer.

The Information Agent for the Offer is:

Boudicca Proxy Consultants

1st Floor, 3 Priory Court

Pilgrim Street, London, UK

EC4V 6DR

For Further Information

Toll-free in United States/Canada: 1-800-965-5871

Banks & Brokers may call: 1 (212) 252-2119

February 21, 2012

5